MOVIE GALLERY EXTENDS FORBEARANCE AGREEMENT WITH SENIOR LENDERS

DOTHAN, Ala., August 16, 2007-- Movie Gallery, Inc. (Nasdaq: MOVI) today announced that the Company and certain lenders under its First Lien Credit Facility have executed an extension of the Forbearance Agreement. Under the extended agreement, the senior lender group will forbear until August 27, 2007 from exercising rights and remedies arising from existing defaults, absent any new defaults under the senior credit facility or the Forbearance Agreement.

Joe Malugen, Chairman, President and Chief Executive Officer, said, "Despite the challenging market conditions for Movie Gallery and the entire rental industry, we are continuing to work with our lenders and our outside advisors to help address the Company's current financial situation. We plan to continue to operate the Company without interruption as we work through this challenging period. I would like to thank our customers and our hard working associates and partners, who continue to remain faithful to our Company."

About Movie Gallery

The Company is the second largest North American video rental company with more than 4,550 stores located in all 50 U.S. states and Canada operating under the brands Movie Gallery, Hollywood Video and Game Crazy. The Game Crazy brand represents 606 in-store departments and 14 free-standing stores serving the game market in urban locations across the Untied States. Since Movie Gallery's initial public offering in August 1994, the Company has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company, please visit our website at: www.moviegallery.com

Forward Looking Statements

To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including descriptions of the Company's proposed strategic and restructuring alternatives and liquidity outlook, that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the Company's annual report on Form 10-K for the fiscal year ended January 1, 2006 and subsequently filed quarterly reports on Form 10-Q. In addition to the potential effect of these ongoing factors, the Company's liquidity outlook is subject to change based upon the Company's operating performance, including as a result of changes in the availability of credit from the Company's suppliers, and there can be no assurance regarding the Company's ability to complete any restructuring or other transaction. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Analysts and Investors: Thomas Johnson, Movie Gallery, Inc., 334-702-
2400

Media: Andrew Siegel or Meaghan Repko, Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449